QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

FASTCLICK, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
WITH KURT A. JOHNSON

        THIS AGREEMENT (this "Agreement") is made and effective as of January 1, 2005 (the "Effective Date"), between FASTCLICK, INC., a California corporation (the "Company"), and Kurt A. Johnson ("Executive").

        WHEREAS, the Company is engaged in the business of providing Internet-based advertising products and services; and

        WHEREAS, Executive possesses unique business skills, knowledge and industry experience which are valuable to the business and prospects of the Company; and

        WHEREAS, the Company desires to retain the services of Executive as President and Chief Executive Officer, and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

1. TERM.

        The Company hereby employs Executive and Executive hereby accepts employment pursuant to the terms and provisions of this Agreement commencing on the date hereof and continuing for a period of five (5) years (the "Term") unless and until terminated at an earlier date pursuant to Paragraph 8 below. At the conclusion of the Term and continuing thereafter, unless and until terminated by the Company or by Executive pursuant to Paragraph 8 below, this Agreement shall automatically renew on its anniversary date for successive additional one (1) year periods unless either party provides written notice of an intention not to renew this Agreement to the other at least sixty (60) days in advance of the anniversary date.

2. SERVICES.

        Executive shall have the title of President and Chief Executive Officer ("CEO") and shall be elected to membership on the Board of Directors of the Company (the "Board"). Executive's duties shall be assigned from time to time by the Board and Executive shall report directly to the Board.

        During his employment with the Company, Executive agrees to devote his full productive time and best efforts to the performance of his duties hereunder. Executive further agrees that so long as he is employed by the Company as President and CEO pursuant to the terms of this Agreement, he will not directly or indirectly render services of any nature to, otherwise become employed by, serve on the board of directors of any for-profit corporation, or otherwise participate or engage in any other business without the Board's prior written consent. Nothing herein contained shall be deemed to preclude Executive from (a) investing personal assets in businesses which do not compete (directly or indirectly) with the Company and in which Executive's participation is solely that of an investor; (b) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases shall not result in Executive's owning beneficially at any time an aggregate of five percent (5%) or more of the equity securities of a corporation engaged in a business competitive (directly or indirectly) to that of the Company; and (c) participating in conferences, preparing or publishing papers or books or teaching; provided, however, that none of these activities, individually or in the aggregate, interferes with Executive's performance of his duties hereunder.

3. SALARY.

        The Company shall pay to Executive, and Executive shall accept in consideration for his services hereunder, an annual base salary of Two Hundred Seventy Five Thousand Dollars ($275,000) (the "Base Salary"), payable in installments in accordance with the Company's customary payroll practices, less such deductions and withholdings required by law or authorized by Executive. The Board shall review the amount of Base Salary from time to time, but no less frequently than annually, and may increase, but not decrease, Executive's Base Salary during the Term.

4. BONUS.

        Executive shall be entitled to participate in such bonus plans as the Board shall determine from time to time with an initial annual target bonus of One Hundred Seventy Five Thousand Dollars ($175,000) (the "Target Bonus") for the Company's current fiscal year. Calculation of the Target Bonus shall be determined with reference to a matrix for achievement by the Company of revenue and EBITDA levels set annually by the Board. The Target Bonus, if any, shall be paid to Executive not later than sixty (60) days after the end of the Company's fiscal year. The Board shall review the amount of the Target Bonus achievable, as well as the factors to be considered in any such calculation, from time to time and at its sole discretion, but no less frequently than annually. The Board may choose, in its sole discretion, to approve a bonus payment in excess of the Target Bonus.

5. STOCK OPTIONS.

        In recognition of his past services to the Company and as an inducement to entering into this Agreement, Executive has received grants of stock options under stock option plans of the Company as follows: (a) 120,000 stock options granted on October 15, 2003 (the "Original Options") at an exercise price of $7.00 per share and (b) 50,491 stock options granted on September 28, 2004 (the "Subsequent Options") at an exercise price of $12.75 per share. Executive shall also be eligible to receive grants of additional stock options and restricted stock, or both, as the Board may determine from time to time. All additional stock options shall be granted at one hundred percent (100%) of the fair market value of the Company's common stock on the date of grant, except as otherwise mandated by applicable law or regulations. Any future stock option awards shall vest in accordance with the Company's vesting policy for additional grants to executive officers of the Company in effect on the dates of the grants by the Board and shall contain such other terms and conditions as shall be set forth in the agreements documenting the grants. The Original Options have been vesting in equal installments on a quarterly basis over a three (3) year period from the date of grant, and are governed by the 2000 Equity Participation Plan. The Subsequent Options shall vest in an amount equal to 25% of the Subsequent Options on the first anniversary of grant, with the remaining amount vesting in equal installments of 6.25% on quarterly basis thereafter through the fourth anniversary of the date of grant, and are governed by the 2004 Stock Incentive Plan. If the Executive is terminated without cause due to a Change in Control, as defined in the Subsequent Options grant, during the 12-months following such Change in Control, 100% of the Subsequent Options will vest.

6. EXPENSE REIMBURSEMENT.

        The Company shall reimburse Executive for all reasonable, customary and necessary expenses incurred in the performance of his duties hereunder. Executive shall first account for such expenses by submitting a signed statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature and extent of reimbursement for such expenses shall always be subject to the control, supervision and direction of the Company's Chief Financial Officer and the Board.

7. BENEFITS.

        During Executive's employment with the Company pursuant to this Agreement:

          (a)   The Company shall maintain an office for Executive at the Company's corporate office in Santa Barbara, California with adequate support staff and services to enable him to perform his duties as CEO;

          (b)   Executive shall be eligible to participate in the Company's standard health insurance, life insurance and liability insurance plans, as such plans may be adopted and/or modified from time to time;

          (c)   Executive shall be eligible to participate in the Company's qualified and non-qualified retirement and other deferred compensation programs pursuant to their terms, as such programs may be adopted and/or modified from time to time;

          (d)   Executive shall be eligible to participate in any other benefit plan or arrangement implemented for other executive officers of the Company for which he satisfies the same eligibility requirements applicable to those executive officers; and

          (e)   Executive shall be entitled to vacation and other leave in accordance with normal Company policy applicable to other key executive officers, which is currently four (4) weeks annual combined vacation and personal leave. Vacations shall be taken at such times as Executive and the Board shall mutually agree.

          (f)    Executive shall receive a monthly car allowance of $1000.

The benefits set forth in this Section 7 shall be governed by the terms and conditions of the applicable plan documents and/or Company policies, as the case may be.

8. EARLY TERMINATION OF EMPLOYMENT.

        8.1   General. Notwithstanding the provisions of Paragraph 1 hereof, Executive's employment by the Company as President and CEO under this Agreement shall terminate (a) immediately upon delivery to Executive of written notice of termination by the Company, (b) upon the Company's receipt of written notice of termination by Executive at least ten (10) business days before the specified effective date of such termination, or (c) upon Executive's death or Permanent Disability (as defined in Paragraph 8.4 hereof).

        8.2   Definition of Cause. Termination of Executive by the Company prior to the end of the Term may be for "Cause" or for any other reason. For purposes of this Agreement, "Cause" shall be limited to (a) Executive's gross negligence, embezzlement, breach of fiduciary duty, willful misconduct or fraud in the performance of his services hereunder; (b) Executive's commission of or being charged with any felony or crime of moral turpitude; (c) Executive's material breach of this Agreement after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; or (d) Executive's material breach of the Company's Code of Business Conduct as such code may be revised from time to time after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice. Executive shall have the right to "cure" only twice during the Term of this Agreement.

        8.3   Constructive Termination. Termination of this Agreement by Executive prior to the end of the Term may be as the result of a "Constructive Termination" or for any other reason. Executive may, upon written notice to the Company, voluntarily end his employment within ninety (90) days following the occurrence of an event constituting a Constructive Termination (but with at least ten (10) business days' written notice to the Company). For purposes of this Agreement, "Constructive Termination" shall mean:

          (a)   a material adverse change, without Executive's written consent, in Executive's authority, duties or reporting relationship to the Board causing Executive's position to be of materially less stature or responsibility, after written notice delivered to the Company of such change and the Company's failure to cure such change, if curable, within thirty (30) days following delivery of such notice; provided, however, that such a material adverse change shall in all events be deemed to occur if Executive no longer serves as the Chief Executive Officer unless Executive consents in writing to such change;

          (b)   a material reduction, without Executive's written consent, in Executive's Base Salary (or such higher level as may be in effect in the future) or a material reduction in Executive's stated Target Bonus in effect at the time (or such greater Target Bonus amount as may be in effect in the future) and for which he is eligible under the Bonus Plan;

          (c)   a relocation of Executive's principal place of employment by more than one hundred (100) miles (the Company's current plan to relocate headquarters to the Los Angeles area shall not trigger this provision), unless Executive consents in writing to such relocation;

          (d)   any material breach by the Company of any provision of this Agreement, after written notice delivered to the Company of such breach and the Company's failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; or

          (e)   any failure by the Company to obtain the assumption of this Agreement by any successor to the Company.

        8.4   Permanent Disability. For purposes of this Agreement, "Permanent Disability" shall mean any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than nine (9) months and renders Executive unable to perform effectively his services pursuant to this Agreement, as determined by a physician selected by the Board in consultation with the Executive.

        8.5   Voluntary Termination; For Cause Termination. In the event Executive voluntarily terminates his employment with the Company other than in connection with a Constructive Termination or the Company terminates the Executive for Cause, then: Executive will be paid only any earned but unpaid Base Salary and any outstanding expense reimbursements submitted and approved pursuant to Paragraph 6 hereof and any other unpaid vested amounts or benefits under the benefit plans of the Company in which Executive participates as of the effective date of the termination. In no event may the Company terminate Executive's employment for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard at a meeting with the Board), finding that in the good faith opinion of the Board, Executive was culpable for the conduct constituting "Cause" and specifying the particulars thereof.

        8.6   Termination on Account of Death or Permanent Disability. In the event Executive's employment is terminated on account of death or Permanent Disability, then the Company shall pay Executive, or his heirs, the sum of his Base Salary plus any earned Target Bonus for the current fiscal year in 12 equal monthly installments (minus the appropriate withholding for tax purposes). Executive or his heirs shall also be entitled to elect to continue coverage through the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") under the Company's health and welfare plans, such COBRA premiums for a period of twelve (12) months after the date of termination.

        8.7   Termination Without Cause and Constructive Termination. In the event Executive's employment is terminated (a) without Cause or (b) as a result of a Constructive Termination or (c) in connection with a Change in Control as set forth in Section 8.8(a), then the Company shall pay Executive, in 12 equal monthly installments from the date of the Executive's execution of the release agreement set forth in Section 8.9, an amount equal to the sum of his Base Salary plus Target Bonus for the current fiscal year (minus the appropriate withholding for tax purposes). Executive shall also be entitled to continued coverage through COBRA under the Company's health and welfare plans for a period of twelve (12) months after the date of termination. All unvested stock options and any other stock awards outstanding shall immediately vest and become exercisable for a period of six (6) months after the date of termination.

8.8 Change in Control.

          (a)   Should there occur a Change in Control (as defined below) and if within three (3) months before the Change in Control or thirteen (13) months following the Change in Control either (i) Executive's employment under this Agreement is terminated without Cause or (ii) Executive terminates his employment pursuant to this Agreement as a result of an event constituting a Constructive Termination, then, Executive shall be entitled to all of the benefits set forth in Paragraph 8.7 above.

          (b)   For purposes of this Paragraph 8.8, a Change in Control shall be deemed to occur upon the consummation of any one of the following events:

            (i)    any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 of that Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities; or

            (ii)   a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" means directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board);

            (iii)  the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which the holders of the Company's outstanding voting securities immediately prior to such merger or consolidation receive, in exchange for their voting securities of the Company in consummation of such merger or consolidation, securities possessing at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation; or

            (iv)  the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

8.9 Release.

          (a)   The Executive must sign a release of claims which contains the provisions set forth in Exhibit A (but can be subsequently modified to comport with any changes to California law) to receive any payments pursuant to Sections 8.6, 8.7 and 8.8. If Executive breaches his post-employment obligations under the Nondisclosure Agreement or any other restrictive covenants or agreements (including, but not limited to, any noncompetition, nonsolicitation, nondisclosure or assignment of intellectual property covenants or agreements) executed by Executive, the Company or the Board may immediately cease the Company's payment of all severance and/or benefits described in this Agreement. This cessation of severance and/or benefits shall be in addition to, and not as an alternative to, any other remedies in law or in equity available to the Company, including the right to seek specific performance or an injunction.

          (b)   The Executive and the Company agree that the payment schedule for any payments described in this Section 8 may be adjusted as necessary to avoid the application of the provisions of Section 409A of the Code of 1986, as amended, including those applicable to severance payments made to certain employees of publicly traded companies.

9. DISPUTE RESOLUTION.

          (a)   Each of the parties expressly agrees that, to the extent permitted by applicable law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Executive and the Company arising under this Agreement, shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the JAMS Arbitration Rules and Procedures, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes, without limitation, any and all disputes, controversies, and/or claims arising out of or concerning Executive's employment by the Company as CEO or the termination of Executive's employment as CEO or this Agreement, and includes, without limitation, claims by Executive against directors, officers or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, to the full extent permitted by law. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims. This Paragraph 9 does not purport to limit either party's ability to recover any remedies provided for by statute, including attorneys' fees.

          (b)   The arbitration shall be held in the Santa Barbara, California metropolitan area, and shall be administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that they will be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator, consistent with the nature of the claims in dispute. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator's findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

          (c)   The Company shall be responsible for payment of the arbitrator's fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys' fees and costs (including expert fees and costs).

          (d)   The parties agree, however, that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of this Agreement. In the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with its terms.

10. COOPERATION WITH THE COMPANY AFTER TERMINATION OF THE EMPLOYMENT PERIOD.

        Following the termination of his employment for any reason (other than death), Executive shall cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company or any of its affiliates is a party at the request of the Company upon delivery to Executive of reasonable advance notice and the Company's written obligation to reimburse Executive for all reasonable and documented expenses incurred in connection therewith. Furthermore, Executive agrees to return to the Company all property of the Company, including all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control, as well as all other company-owned property in his possession or control, at the time of the termination of his full-time employment, except to the extent that the Company determines that retention of any of such property is necessary, desirable or convenient in order to permit Executive to satisfy his obligations under this Paragraph 10, after which time Executive shall promptly return all such retained Company property.

        11.   INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation or other person which is at least fifty percent (50%) or more owned by the Company or controlled by the Company in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the fullest extent not prohibited by law.

12. GENERAL.

        12.1 Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

        12.2 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of this Agreement shall continue in full force and effect as if the offending provision were not contained herein.

        12.3 Notices. All notices and other communications required or permitted to be given under this Agreement must be in writing and shall be considered effective either (a) upon personal service or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and, if addressed to the Company, in care of the Chairman of the Board at the Company's principal corporate address, and, if addressed to Executive, at his most recent address shown on the Company's corporate records or at any other address that Executive may specify by notice to the Company, or (c) three (3) days after depositing such notice in the U.S. Mail as described in clause (b) of this paragraph.

        12.4 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument, and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

        12.5 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement constitutes the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof, including Executive's prior Employment Agreement with the Company dated October 6, 2003.

        12.6 Governing Law. This Agreement shall a governed by the laws of the State of California, without regard to its conflict of laws principles.

        12.7 Assignment and Successors. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by the Company.

        12.8 Amendments. This Agreement, and the terms and conditions of the matters addressed in this Agreement, may only be amended in writing executed both by the Executive and the Chairman of the Board.

        12.9 Former Employers. Executive represents and warrants to the Company that he is not subject to any employment, confidentiality or other agreement or restriction that would prevent him from fully satisfying his duties under this Agreement or that would be violated if he did so. Executive will not:

          (a)   disclose any proprietary information belonging to a former employer or other entity without its written permission; or

          (b)   contact any former employer's customers or employees to solicit their business or employment on behalf of the Company in violation of Executive's existing obligations to his former employed.

        Executive shall indemnify and hold the Company harmless from any liabilities, including reasonable defense costs, it may incur because he is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges Executive's entering into this Agreement or rendering services pursuant to it.

        12.10 Department of Homeland Security Verification Requirement. If Executive has not already done so, and is required to do so, he will timely file all documents, if any, required by the Department of Homeland Security to verify his identity and his lawful employment in the United States. Notwithstanding any other provision of this Agreement, if Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, his employment will terminate immediately upon notice from the Company and he will not be entitled to any compensation from the Company of any type.

        12.11 Headings. The headings of the several paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

        12.12 Reimbursement of Executive's Attorney's Fees. The Company shall reimburse, as promptly as practicable after its receipt of documentation therefor, all of Executive's reasonable and documented attorneys' fees and expenses in connection with the negotiation, execution and delivery of this Agreement, up to a maximum of $10,000.

        12.13 Attorney's Fees. In the event of any dispute, controversy, claim, litigation or arbitration arising out of or concerning Executive's employment by the Company as President and CEO or the termination of Executive's employment as President and CEO or this Agreement, the prevailing party in any such dispute, controversy, claim, litigation or arbitration shall be entitled to reasonable attorneys' fees (excluding expert fees and costs).

        12.14 Taxes and Other Withholdings. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations (the "Taxes"), and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled. In the event that the Company does not withhold the proper amount of Taxes from any such payments, Executive will make a prompt payment, on demand and in cash, to the Company for the amount under-withheld.

        IN WITNESS WHEREOF, the parties have executed this Agreement on this 11th day of February, 2005.

FASTCLICK, INC.		EXECUTIVE
By:	/s/ FRED J. KRUPICA	/s/ KURT A. JOHNSON Kurt A. Johnson
Title:	Chief Financial Officer

Exhibit A

  Release; Accord and Satisfaction.

        (a)   Notwithstanding the provisions of California Civil Code Section 1542, in exchange for the amounts described in Section    , and other good and valuable consideration, the receipt of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns (the "Releasors"), absolutely and without limitation, hereby irrevocably and unconditionally release, remise, discharge, indemnify and hold harmless the Releasees (collectively defined to include the Company, its predecessors, successors, parents, subsidiaries, divisions, affiliates, assigns, and its and their respective current and former officers, agents, directors, supervisors, investors, shareholders, plan sponsors, fiduciaries, employees, representatives and attorneys, all both individually and in their official capacities, and all persons acting by, through, under, or in concert with any of them) from any and all charges, complaints, claims, causes of action, debts, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected, whether specifically enumerated herein or not, on or to the date of this Agreement (hereinafter referred to as "claim" or "claims"). The claims released include, without limitation, any claims incidental to or arising out (i) your employment, change in employment status, and/or termination of the Employment Agreement; (ii) any relationship between you and the Company; (iii) federal, state or local law, constitution or regulation regarding either securities, employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, those laws or regulations concerning discrimination on the basis of age, race, color, religion, creed, sex, sex harassment, sexual orientation, national origin, ancestry, marital status, handicap or physical disability, mental disability, medical condition or status as a disabled or Vietnam era veteran, veteran status or any military service or application for military service; (iv) any and all contract claims, whether based on an oral, written, express or implied contract, also including claims for wrongful termination and breach of the implied covenant of good faith and fair dealing; (v) any and all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (vi) any and all common law claims; and (vii) any and all claims relating to your ownership of the Company "s stock.

        (b)   You agree that the payments and benefits set forth in this Agreement, together with payments and benefits the Company previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to the Releasors, and with respect to all claims, causes of action and damages that could be asserted by the Releasors against the Releasees regarding your employment with and/or change in employment status with the Company, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, paid time off, vacation pay, stock and stock options, severance pay, attorneys' fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums.

  Section 1542.

        The parties' intention in executing this Agreement is that this Agreement shall be effective as a bar to each and every claim specified in Section             .1 In furtherance of this intention, the parties hereby expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including as well those related to unknown and/or unsuspected claims, if any, as well as those relating to any other claims specified in Section            above. Section 1542 provides as follows:

1
The sections to be specified are the general release and accord and satisfaction section, however numbered or identified in the Agreement.

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The parties further represent that they understand and acknowledge the significance and consequence of such release of unknown claims or actions as well as the specific waiver of Section 1542.

        The following language will be in bolded text above Mr. Johnson's signature line.

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME. YOU ACKNOWLEDGE THAT IN ENTERING INTO THIS AGREEMENT, YOU ARE NOT RELYING ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT. YOU FURTHER REPRESENT THAT YOU UNDERSTAND AND ACKNOWLEDGE THE SIGNIFICANCE AND CONSEQUENCE OF THIS RELEASE AS WELL AS YOUR SPECIFIC WAIVER OF KNOWN AND UNKNOWN CLAIMS UNDER SECTION 1542.

QuickLinks

  Exhibit 10.2